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                                                                    EXHIBIT 11.1

                    DIAMOND TECHNOLOGY PARTNERS INCORPORATED

 STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE OF COMMON STOCK
                   (THOUSAND'S EXCEPT FOR PER SHARE AMOUNTS)

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
                                                                       YEAR ENDED MARCH 31,
                                                                  -------------------------------
                                                                   1995        1996        1997
                                                                   ----        ----        ----
Net Income (Loss)...........................................      $ (377)     $1,236      $   633
                                                                  ======      ======      =======
Weighted average common shares outstanding..................       6,071       7,620        9,192
Dilutive effect of common equivalent shares of stock options          --          --          608
  and warrants..............................................
Additional shares pursuant to SAB83 computation.............       2,201       2,204        1,086
                                                                  ------      ------      -------
Shares used in computing net income (loss) per share of            8,272       9,824       10,886
  common stock..............................................
                                                                  ======      ======      =======
Net income (loss) per share of common stock.................      $(0.05)     $ 0.13      $  0.06
                                                                  ======      ======      =======
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